Exhibit 16.1

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

July 12, 2012

Dear Sir/Madam:

We have read the statements included in the Form 8-K dated July 12, 2012, of Puramed Bioscience, Inc.  to be filed with the Securities and Exchange Commission and are in agreement with the statements contained in Item 4.01 insofar as they relate to our firm.

Very truly yours,

Child, Van Wagoner & Bradshaw, PLLC
Salt Lake City